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                                                           File Number 70-8667

SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

AMENDMENT NO. 5
To
FORM U-1
APPLICATION-DECLARATION UNDER THE
PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

By

CONSOLIDATED NATURAL GAS COMPANY
CNG Tower
625 Liberty Avenue
Pittsburgh, Pennsylvania  15222-3199

and its subsidiary companies:

CNG COAL COMPANY	CNG STORAGE SERVICE COMPANY
CNG ENERGY SERVICES CORPORATION	CNG TRANSMISSION CORPORATION
  and its subsidiary company	CONSOLIDATED NATURAL GAS
  CNG PRODUCTS AND SERVICES, INC.	  SERVICE COMPANY, INC.
CNG FINANCIAL SERVICES, INC.	CONSOLIDATED SYSTEM LNG COMPANY
CNG POWER COMPANY	HOPE GAS, INC.
  and its subsidiary company	THE EAST OHIO GAS COMPANY
  CNG MARKET CENTER SERVICES, INC.	THE PEOPLES NATURAL GAS COMPANY
CNG PRODUCING COMPANY	VIRGINIA NATURAL GAS, INC.
  and its subsidiary	WEST OHIO GAS COMPANY
 company CNG PIPELINE COMPANY
CNG RESEARCH COMPANY

Consolidated Natural Gas Company,
a registered holding company,
is the parent of the other parties.

Names and addresses of agents for service:

STEPHEN E. WILLIAMS, Esq.,	N. F. CHANDLER, Esq., General Attorney
Senior Vice President and 	Consolidated Natural Gas Service
  General Counsel	  Company, Inc.
Consolidated Natural Gas Company	CNG Tower
CNG Tower	625 Liberty Avenue
625 Liberty Avenue	Pittsburgh, PA  15222-3199
Pittsburgh, PA 15222-3199

with a copy to:

Gary W. Wolf, Esq.
Cahill Gordon & Reindel
Eighty Pine Street
New York, NY  10005


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                                                           File Number 70-8667


SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

AMENDMENT NO. 5
To
FORM U-1

APPLICATION-DECLARATION UNDER THE
PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


	Consolidated Natural Gas Company, et al., hereby amend their system financing application-declaration, as previously amended through Amendment No. 4, under the above file number as follows:



Item 1. Description of Proposed Transaction
        ___________________________________

		The following is inserted on page 11 as a new third paragraph under
"III. GENERAL FINANCING CONCEPT."


	"The proceeds from the sale of securities by Consolidated in external financing transactions will be added to Consolidated's treasury and subsequently used to (i) finance, in part, capital expenditures of Consolidated and its Subsidiaries, (ii) finance (in the case of short-term debt) gas storage inventories, other working capital requirements and capital spending of the CNG System until long-term financing can be obtained, and/or (iii) acquire, retire, or redeem securities of which Consolidated is an issuer without the need for prior Commission approval pursuant to Rule 42 or a successor rule. Additionally, proceeds may also be used to finance acquisitions permitted pursuant to proposed Rule 54
(once adopted), as discussed in more detail below."






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SIGNATURES
__________

        Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.

							CONSOLIDATED NATURAL GAS COMPANY

							By  	D. M. Westfall, Senior Vice President
								and Chief Financial Officer

							CNG COAL COMPANY
							CNG ENERGY SERVICES CORPORATION
							CNG PRODUCTS AND SERVICES, INC.
							CNG FINANCIAL SERVICES, INC.
							CNG POWER COMPANY
							CNG MARKET CENTER SERVICES, INC.
							CNG PRODUCING COMPANY
							CNG PIPELINE COMPANY
							CNG RESEARCH COMPANY
							CNG STORAGE SERVICE COMPANY
							CNG TRANSMISSION CORPORATION
							CONSOLIDATED NATURAL GAS SERVICE
							   COMPANY, INC.
							CONSOLIDATED SYSTEM LNG COMPANY
							HOPE GAS, INC.
							THE EAST OHIO GAS COMPANY
							THE PEOPLES NATURAL GAS COMPANY
							VIRGINIA NATURAL GAS, INC.
							WEST OHIO GAS COMPANY

							By  N. F. Chandler, Their Attorney


Dated:  March 27, 1996